As filed with the Securities and Exchange Commission on December 2, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ACE CASH EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Texas		75-2142963
(State or other jurisdiction of	1231 Greenway Drive, Suite 600	(I.R.S. Employer
incorporation or organization)	Irving, Texas 75038	Identification No.)
(972) 550-5000
(Address of registrant’s principal executive offices)
ACE CASH EXPRESS, INC.
NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN
(Full Title of the Plan)

Walter E. Evans, Esq.	Copy to:
Senior Vice President and General Counsel	Richard A. Tulli, Esq.
Ace Cash Express, Inc.	Gardere Wynne Sewell LLP
1231 Greenway Drive, Suite 600	1601 Elm Street, Suite 3000
Irving, Texas 75038	Dallas, Texas 75201
(972) 550-5000	(214) 999-3000
(Name and address, including zip code, and telephone number, including area code, of registrant’s agent for service)
CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered(1)	share (2)	price	registration fee
Common Stock, $0.01 par value	200,000 shares	$ 23.03	$ 4,606,000	$ 492.84

(1)	Consists of shares of Common Stock underlying options or constituting restricted stock granted or that may be granted under the Registrant’s Non-Employee Directors Stock Incentive Plan as described herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereby such indeterminate number of shares as may become issuable by reason of the adjustment provisions of that Plan.

(2)	Estimated solely for calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low prices per share of the Common Stock on November 25, 2005, as reported on the Nasdaq National Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I of Form S-8 is included in the Section 10(a) prospectus for the Ace Cash Express, Inc. Non-Employee Directors Stock Incentive Plan (the “Plan”) and is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with Rule 428 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:
     (1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the Commission on September 12, 2005.
     (2) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the Commission on November 7, 2005.
     (3) The Registrant’s Current Reports on Forms 8-K filed with the Commission on September 22, 2005, October 3, 2005, October 14, 2005, October 28, 2005, November 16, 2005, and November 29, 2005.
     (4) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on October 26, 1992, which incorporated by reference the section titled “Description of Capital Stock” contained in the Prospectus that was part of the Registrant’s Registration Statement on Form S-1 (Registration No. 33-53286).
          In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.

Item 6. Indemnification of Directors and Officers.
          Texas law permits a Texas corporation to include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages arising from acts or omissions in the director’s capacity as a director, subject to various statutory exceptions. The Registrant’s Restated Articles of Incorporation, as amended, contain a provision eliminating the liability of the Registrant’s directors to the Registrant and its shareholders to the fullest extent permitted by Texas law, as it exists or may be amended or interpreted from time to time.
          Texas law permits a Texas corporation to indemnify its directors and officers against certain liabilities and expenses incurred in defending proceedings against them in their capacities as directors and officers, if it is determined that the director or officer (1) conducted himself in good faith, (2) reasonably believed (a) in the case of official conduct as a director or an officer, that his conduct was in the corporation’s best interests, or (b) in any other case, that his conduct was not opposed to the corporation’s best interests, and (3) in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Texas law also requires a Texas corporation to indemnify directors or officers in connection with any proceeding in which the director or officer is wholly successful, on the merits or otherwise, in the defense.
          The Registrant’s Amended and Restated Bylaws (the “Bylaws”) require it to indemnify its directors and officers against any and all liability and reasonable expenses that may be incurred by them in connection with or resulting from (1) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, (2) an appeal of such action, suit, or proceeding, or (3) an inquiry or investigation that could lead to such an action, suit, or proceeding, all to the fullest extent permitted by Texas law.
          The Bylaws also require the Registrant to pay or reimburse, in advance of the final disposition of any action, suit, or proceeding, all reasonable expenses incurred by a director or officer who was, is, or is threatened to be made a named defendant or respondent in an action, suit, or proceeding, all to the fullest extent permitted by Texas law.
          Texas law and the Bylaws also permit the Registrant to purchase and maintain insurance on behalf of its directors and officers against certain liabilities and expenses incurred in their capacities as directors and officers, whether or not the Registrant would have the power to indemnify them under Texas law or the Bylaws. The Registrant currently maintains such insurance for the benefit of its directors and officers.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.

*	4.1	Ace Cash Express, Inc. Non-Employee Directors Stock Incentive Plan.

*	5.1	Opinion of Gardere Wynne Sewell LLP.

*	23.1	Consent of Grant Thornton LLP.

	23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5.1).

	24	Power of Attorney (set forth on the signature pages of the Registration Statement).

*	Filed herewith

Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 2nd day of December, 2005.

ACE CASH EXPRESS, INC. (Registrant)
By:	/s/ William S. McCalmont
William S. McCalmont
Executive Vice President and Chief Financial Officer

     Each person whose signature appears below hereby constitutes and appoints Jay B. Shipowitz, William S. McCalmont, and Walter E. Evans, and each of them (with full power in each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file with the Commission any and all amendments to this Registration Statement and any and all exhibits, certificates, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Raymond C. Hemmig	Chairman of the Board,	December 2, 2005
Raymond C. Hemmig	Director

/s/ Jay B. Shipowitz	Chief Executive Officer and President	December 2, 2005
Jay B. Shipowitz	(Principal Executive Officer), Director

/s/ William S. McCalmont	Executive Vice President and Chief	December 2, 2005
William S. McCalmont	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Marshall B. Payne	Director	December 2, 2005
Marshall B. Payne

/s/ Michael S. Rawlings	Director	December 2, 2005
Michael S. Rawlings

Name	Title	Date

/s/ Edward W. Rose, III	Director	December 2, 2005
Edward W. Rose, III

/s/ Charles Daniel Yost	Director	December 2, 2005
Charles Daniel Yost

/s/ Robert P. Allyn	Director	December 2, 2005
Robert P. Allyn

/s/ J. M. Haggar, III	Director	December 2, 2005
J. M. Haggar, III

Matrice Ellis-Kirk	Director	December ___, 2005

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
* 4.1	Ace Cash Express, Inc. Non-Employee Directors Stock Incentive Plan.

* 5.1	Opinion of Gardere Wynne Sewell LLP.

* 23.1	Consent of Grant Thornton LLP.

23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5.1).

24	Power of Attorney (set forth on the signature pages of the registration statement).

*	Filed herewith